EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

From:   DDL Electronics, Inc.              Contact:   Rick Vitelle
        2151 Anchor Court                             Chief Financial Officer
        Newbury Park, California  91320               (805) 376-9415, ext. 142


                DDL FILES LAWSUIT AGAINST CENTURY ELECTRONICS
              MANUFACTURING OVER BREACH OF FINANCING AGREEMENT



     NEWBURY PARK, CA, September 26, 1997 -- DDL Electronics, Inc. (NYSE:DDL) announced today that it filed a lawsuit against Century Electronics Manufacturing, Inc. over Century's breach of a financing agreement entered into in May 1997.
     Under the agreement, Century agreed to provide a loan to DDL of up to $3.3 million by June 1, 1997 for the retirement of certain short-term debt of DDL. However, such financing was not made available by Century. As a result, on June 30, 1997 DDL obtained alternate financing from Thomas M. Wheeler, a private investor (as previously announced), which enabled it to repay its short-term debt. Also on June 30, DDL notified Century that its failure to provide a loan of $3.3 million to DDL constituted a material breach of the agreement. The previously announced merger between DDL and Century, which was contingent on Century's performance under the financing agreement, was not consummated.
     DDL is an independent provider of electronic manufacturing services ("EMS") for electronic equipment manufacturers. DDL also manufactures printed circuit boards ("PCBs") for use primarily in the computer, communications and instrumentation industries. Its EMS facilities are located in Southern California and in Northern Ireland, and its PCB facilities are located in Northern Ireland.

                               #  #  #